Exhibit 99.1

Friday, July 31, 2015

Company Press Release

Source: Salisbury Bancorp, Inc.

Salisbury Contact: Richard J. Cantele, Jr., President and Chief Executive Officer

860-435-9801 or rcantele@salisburybank.com

FOR IMMEDIATE RELEASE

SALISBURY BANCORP, INC. REPORTS RESULTS FOR SECOND QUARTER 2015; DECLARES 28 CENT DIVIDEND

Lakeville, Connecticut, July 31, 2015 /GlobeNewswire…..Salisbury Bancorp, Inc. (“Salisbury”), NASDAQ Capital Market: “SAL”, the holding company for Salisbury Bank and Trust Company (the “Bank”), announced results for its second quarter ended June 30, 2015.

Net income available to common shareholders was $2,032,000, or $0.74 per common share, for the second quarter ended June 30, 2015 (second quarter 2015), compared with $2,194,000, or $0.81 per common share, for the first quarter ended March 31, 2015 (first quarter 2015), and $926,000, or $0.54 per common share, for the second quarter ended June 30, 2014 (second quarter 2014).

Selected Second Quarter 2015 Financial Highlights

As a result of Salisbury’s acquisition of Riverside Bank being completed in December 2014, the results of Riverside Bank’s 2014 stand-alone operations are not included in the presentation below of any Salisbury information prior to December 2014.

•	Salisbury’s earnings per common share for the three (3) and six (6) month periods ended June 30, 2015 increased to $0.74 and $1.55, respectively, per common share as compared with $0.54 and $0.83 per common share for the same periods in 2014.
•	During the six (6) month period ended June 30, 2015, total shareholders’ equity increased to $104.1 million from $101.8 million at December 31, 2014.
•	Salisbury’s efficiency ratio improved to 62.91% for the quarter ended June 30, 2015 as compared with 65.45% from the prior quarter and 72.35% for the second quarter in 2014.
•	Annualized return on average assets for the quarter ended June 30, 2015 amounted to 0.94% as compared with 1.03% for the prior quarter and 0.62% for the second quarter of 2014.
•	Annualized return on average common equity amounted to 9.26% for the quarter ended June 30, 2015 as compared with 10.22% for the prior quarter and 6.32% for the second quarter of 2014.

Richard J. Cantele, President and Chief Executive Officer stated, “We have made significant progress with respect to integrating the acquisitions we completed during 2014. We are achieving the desired benefits of our Riverside Bank acquisition and are combining the strengths of that organization with the core strengths of Salisbury. While it has been less than one year since the consummation of this acquisition, we are achieving positive results in terms of improved earnings, returns on equity and assets, capital growth and improved efficiency. We are pleased with our progress to date, and we remain committed to achieving greater benefits for our shareholders and customers.”

Net-Interest Income

Tax equivalent net interest income decreased $154,000, or 1.9%, versus first quarter 2015, and increased $2.9 million, or 54.7%, versus second quarter 2014. Interest income for the second quarter reflects net accretion related to the fair value adjustments of loans acquired in the Riverside Bank acquisition in the amount of $654,000. The first quarter of 2015 included similar adjustments totaling $650,000. Average earning assets increased $3.1 million versus first quarter 2015, and increased $247.0 million versus second quarter 2014. Average total interest bearing deposits decreased $2.0 million versus first quarter 2015 and increased $160.2 million versus second quarter 2014 primarily as a result of the Riverside Bank acquisition. The net interest margin of 4.01% decreased 10 basis points versus 4.11% for the first quarter 2015 and increased 27 basis points versus 3.74% for the second quarter 2014.

Non-Interest Income

Non-interest income for second quarter 2015 increased $4,000 versus first quarter 2015 and increased $218,000 versus second quarter 2014. Trust and wealth advisory revenues increased $68,000 versus first quarter 2015 and decreased $49,000 versus second quarter 2014. Such decrease is the result of a decrease in managed assets. Service charges and fees increased $47,000 versus first quarter 2015 and increased $152,000 versus second quarter 2014. The increases were a result of higher fees due to increased transactional volume, mainly attributable to the contribution from the deposits assumed in the Riverside Bank acquisition. Income from sales and servicing of mortgage loans increased $53,000 versus first quarter 2015 and increased $64,000 versus second quarter 2014 due to a decrease in amortization as a result of a decline in projected prepayment rates. Second quarter 2015 mortgage loans sales totaled $3.0 million versus $2.1 million for first quarter 2015 and $1.6 million for second quarter 2014. Second quarter 2015, first quarter 2015, and second quarter 2014 included a mortgage servicing valuation impairment benefit / (charge) of $6,000, ($9,000), and $2,000, respectively. Gain on sale of securities for second quarter 2015 totaled $11,000, compared to $175,000 in the first quarter 2015 and no gains were recognized in the second quarter of 2014. Other income includes bank owned life insurance income and rental income.

Non-Interest Expense

Non-interest expense for second quarter 2015 decreased $264,000 versus first quarter 2015 and increased $1.5 million versus second quarter 2014. Total compensation expense decreased $136,000 versus first quarter 2015 as a result of lower salary and payroll tax expense partially offset by higher employee benefit costs. The total compensation expense year-over-year increase of $719,000 (second quarter 2015 versus second quarter 2014) reflects increased staffing levels primarily as a result of the Riverside Bank acquisition.

Premises and equipment increased $5,000 versus first quarter 2015 and increased $212,000 versus second quarter 2014. The quarterly increase was related to seasonal building maintenance. The year-over-year increase is mainly due to the addition of branch facilities acquired as a result of the Riverside Bank acquisition in December 2014, and the Sharon, Connecticut branch acquisition, as well as the opening of a new branch in Great Barrington, Massachusetts in June 2014.

Data processing decreased $76,000 versus first quarter 2015 and decreased $35,000 versus second quarter 2014 mainly attributable to a reclassification of trust tax filing fees from data processing to consulting fees in first quarter 2015.

Professional fees decreased $57,000 versus first quarter 2015, and increased $249,000 versus second quarter 2014. First quarter 2015 included additional audit expenses related to the Riverside Bank merger. In second quarter 2015, trust tax filing fees were reclassified from data processing to consulting fees.

Collections and OREO related expenses decreased $16,000 versus first quarter 2015 and increased $147,000 versus second quarter 2014. The year-over-year increase is mainly due to the write-down associated with OREO properties in second quarter 2015.

The effective income tax rates for second quarter 2015, first quarter 2015 and second quarter 2014 were 29.96%, 29.90% and 19.85%, respectively.

Loans

Net loans receivable increased $1.0 million during second quarter 2015 to $677.7 million at June 30, 2015, compared with $676.7 million at March 31, 2015, and increased $221.1 million compared with $456.6 million at June 30, 2014. The year-over-year increase includes loans acquired with a fair value of $196.3 million from the Riverside Bank transaction completed in the fourth quarter 2014.

Asset Quality

Non-performing assets increased $0.1 million during second quarter 2015 to $15.0 million, or 1.7% of assets at June 30, 2015, from $14.9 million, or 1.7% of assets at March 31, 2015, and increased $6.2 million from $8.8 million, or 1.4% of assets, at June 30, 2014.

The amount of total impaired and potential problem loans improved to $30.3 million (4.44% of gross loans receivable) during second quarter 2015, compared to $30.9 million, or 4.53% of gross loans receivable at March 31, 2015. While the aggregate of such loans increased $5.3 million from $25.0 million at June 30, 2014, the percentage of such loans improved from 5.43% of gross loans receivable at June 30, 2014.

Accruing loans receivable 30-to-89 days past due decreased $2.8 million during second quarter 2015 to $2.8 million, or 0.41% of gross loans receivable, from $5.6 million, or 0.82% of gross loans receivable at March 31, 2015, and increased $0.5 million versus June 30, 2014.

Provision for loan loss expense was $165,000 for second quarter 2015 versus a benefit of $200,000 in first quarter 2015 and an expense for second quarter 2014 of $314,000. Excluding recoveries of $460,000, provision expense would have been approximately $260,000 for the first quarter 2015. Net loan charge-offs (recoveries) were $320,000 for the second quarter 2015, ($24,000) for first quarter 2015 and $106,000 for second quarter 2014, respectively. Reserve coverage, as measured by the ratio of the allowance for loan losses to gross loans, was 0.74% for the second quarter 2015, versus 0.76% for first quarter 2015 and 1.11% for second quarter 2014. When expressed as a percentage of gross loans, the allowance for loan losses declined significantly from June 30, 2014 to June 30, 2015 due to the increase in the balance of gross loans that resulted from the addition of the loans purchased from Riverside Bank.

Salisbury endeavors to work constructively to resolve its non-performing loan issues with customers. Substantially all non-performing loans are collateralized with real estate and the repayment of such loans is largely dependent on the return of such loans to performing status or the liquidation of the underlying real estate collateral.

Capital

Both Salisbury and the Bank’s regulatory capital ratios remain in compliance with regulatory “well capitalized” requirements. At June 30, 2015, Salisbury’s tier 1 leverage, total risk-based capital, and common equity tier 1 capital ratios were 10.42%, 14.22%, and 11.01%, respectively. The Bank’s tier 1 leverage, total risk-based capital, and common equity tier 1 capital ratios were 9.40%, 12.91%, and 12.12%, respectively, compared with regulatory “well capitalized” minimums of 5.00%, 10.00%, and 6.5%, respectively. Risk based capital information for 2015 incorporates the implementation of Basel III.

At June 30, 2015, Salisbury’s assets totaled $861 million. Book value and tangible book value per common share were $32.26 and $26.69, respectively. Tangible book value excludes goodwill and core deposit intangibles.

In August 2011, Salisbury received $16 million of capital from the U.S. Treasury’s Small Business Lending Fund (the “SBLF”) program. The SBLF program was established to encourage lending to small businesses by providing Tier 1 capital to qualified community banks with assets of less than $10 billion. To date, Salisbury has used this capital to increase its portfolio of qualified small business loans by $48.3 million and to augment its regulatory capital ratios.

Second Quarter 2015 Dividends on Common Shares

The Board of Directors of Salisbury declared a $0.28 per common share quarterly cash dividend at their July 31, 2015 meeting. The dividend will be paid on August 28, 2015 to shareholders of record as of August 14, 2015.

Background

Salisbury Bancorp, Inc. is the parent company of Salisbury Bank and Trust Company, a Connecticut chartered commercial bank serving the communities of northwestern Connecticut and proximate communities in New York and Massachusetts, since 1848, through full service branches in Canaan, Lakeville, Salisbury and Sharon, Connecticut; Great Barrington, South Egremont and Sheffield, Massachusetts; and Dover Plains, Fishkill, Millerton, Newburgh, Poughkeepsie, and Red Oaks Mill, New York. The Bank offers a full complement of consumer and business banking products and services as well as trust and wealth advisory services.

Forward-Looking Statements

Statements contained in this news release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management as well as the assumptions and estimates made by management using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions, including among others: changes in market interest rates and general and regional economic conditions; changes in government regulations; changes in accounting principles; and the quality or composition of the loan and investment portfolios and other factors that may be described in Salisbury’s quarterly reports on Form 10-Q and its annual report on Form 10-K, each filed with the Securities and Exchange Commission, which are available at the Securities and Exchange Commission’s internet website (www.sec.gov) and to which reference is hereby made. Therefore, actual future results may differ materially from results discussed in the forward-looking statements.

Salisbury Bancorp, Inc. and Subsidiary

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)	June 30, 2015 (unaudited)	December 31, 2014
ASSETS
Cash and due from banks	$13,203	$13,280
Interest bearing demand deposits with other banks	37,217	22,825
Total cash and cash equivalents	50,420	36,105
Securities
Available-for-sale at fair value	79,417	91,312
Federal Home Loan Bank of Boston stock at cost	3,515	3,515
Loans held-for-sale	300	568
Loans receivable, net (allowance for loan losses: $5,059 and $5,358)	677,726	673,330
Other real estate owned	268	1,002
Bank premises and equipment, net	14,020	14,431
Goodwill	12,552	12,552
Intangible assets (net of accumulated amortization: $2,591 and $2,258)	2,657	2,990
Accrued interest receivable	2,292	2,334
Cash surrender value of life insurance policies	13,499	13,314
Deferred taxes	2,834	2,428
Other assets	1,294	1,546
Total Assets	$860,794	$855,427
LIABILITIES and SHAREHOLDERS' EQUITY
Deposits
Demand (non-interest bearing)	$171,022	$161,386
Demand (interest bearing)	118,293	117,169
Money market	173,488	174,274
Savings and other	123,697	121,387
Certificates of deposit	134,234	141,210
Total deposits	720,734	715,426
Repurchase agreements	2,771	4,163
Federal Home Loan Bank of Boston advances	28,033	28,813
Capital lease liability	423	424
Accrued interest and other liabilities	4,729	4,780
Total Liabilities	756,690	753,606
Shareholders' Equity
Preferred stock - $.01 per share par value
Authorized: 25,000; Issued: 16,000 (Series B);
Liquidation preference: $1,000 per share	16,000	16,000
Common stock - $.10 per share par value
Authorized: 5,000,000 and 3,000,000;
Issued: 2,731,176 and 2,720,766	273	272
Paid-in capital	41,312	41,077
Retained earnings	45,378	42,677
Unearned compensation - restricted stock awards	(229)	(313)
Accumulated other comprehensive income	1,370	2,108
Total Shareholders' Equity	104,104	101,821
Total Liabilities and Shareholders' Equity	$860,794	$855,427

Salisbury Bancorp, Inc. and Subsidiary

CONSOLIDATED STATEMENTS OF INCOME (unaudited)

Periods ended June 30,	Three months ended		Six months ended
(in thousands, except per share amounts)	2015	2014	2015	2014
Interest and dividend income
Interest and fees on loans	$7,850	$4,731	$15,772	$9,327
Interest on debt securities
Taxable	298	365	624	745
Tax exempt	357	432	747	878
Other interest and dividends	40	24	73	45
Total interest and dividend income	8,545	5,552	17,216	10,995
Interest expense
Deposits	453	349	897	700
Repurchase agreements	2	1	3	2
Capital lease	17	—	35	18
Federal Home Loan Bank of Boston advances	280	297	562	595
Total interest expense	752	647	1,497	1,315
Net interest and dividend income	7,793	4,905	15,719	9,680
Provision (benefit) for loan losses	165	314	(35)	651
Net interest and dividend income after provision (benefit) for loan losses	7,628	4,591	15,754	9,029
Non-interest income
Gains on sales of available-for-sale securities, net	11	—	186	—
Trust and wealth advisory	890	939	1,712	1,718
Service charges and fees	778	626	1,509	1,168
Gains on sales of mortgage loans, net	87	32	181	43
Mortgage servicing, net	20	11	(20)	39
Other	114	74	228	152
Total non-interest income	1,900	1,682	3,796	3,120
Non-interest expense
Salaries	2,449	1,951	4,989	3,795
Employee benefits	960	739	1,965	1,480
Premises and equipment	913	701	1,821	1,374
Data processing	398	433	872	788
Professional fees	593	344	1,243	706
Collections and OREO	228	85	472	221
FDIC insurance	133	124	331	221
Marketing and community support	180	127	290	240
Amortization of core deposit intangibles	164	63	333	118
Merger and acquisition related expenses	—	90	—	391
Other	553	411	1,090	844
Total non-interest expense	6,571	5,068	13,406	10,178
Income before income taxes	2,957	1,205	6,144	1,971
Income tax provision	885	239	1,838	454
Net income	$2,072	$966	$4,306	$1,517
Net income available to common shareholders	$2,032	$926	$4,226	$1,431

Basic earnings per common share	$0.74	$0.54	$1.55	$0.83
Diluted earnings per common share	0.74	0.54	1.54	0.83
Common dividends per share	0.28	0.28	0.56	0.56

Salisbury Bancorp, Inc. and Subsidiary

SELECTED CONSOLIDATED FINANCIAL DATA (unaudited)

At or for the three month periods ended
(in thousands, except per share amounts and ratios)	Q2 2015	Q1 2015	Q4 2014	Q3 2014	Q2 2014
Total assets	$860,794	$865,037	$855,427	$638,089	$621,476
Loans receivable, net	677,726	676,734	673,330	461,913	456,627
Total securities	82,932	84,694	94,827	88,960	92,884
Deposits	720,734	724,910	715,426	522,294	507,361
FHLBB advances	28,033	28,403	28,813	29,218	29,619
Shareholders’ equity	104,104	103,211	101,821	75,516	75,000
Wealth assets under management	374,141	384,574	385,316	416,510	429,093
Non-performing loans	14,728	14,000	9,890	8,611	8,379
Non-performing assets	14,995	14,875	10,892	8,945	8,757
Accruing loans past due 30-89 days	2,799	5,564	4,128	1,294	2,306
Net interest and dividend income	7,793	7,926	5,717	4,754	4,905
Net interest and dividend income, tax equivalent	8,084	8,238	6,038	5,075	5,227
Provision (benefit) for loan losses	165	(200)	165	318	314
Non-interest income	1,900	1,896	1,579	1,553	1,682
Non-interest expense	6,571	6,835	6,852	5,108	5,068
Income before income taxes	2,957	3,187	279	881	1,205
Income tax provision	885	953	43	113	239
Net income	2,072	2,234	236	768	966
Net income available to common shareholders	2,032	2,194	196	728	926

Per share data
Basic earnings per common share	$0.74	$0.81	$0.10	$0.43	$0.54
Diluted earnings per common share	0.74	0.80	0.10	0.43	0.54
Dividends per common share	0.28	0.28	0.28	0.28	0.28
Book value per common share	32.26	31.96	31.54	34.74	34.44
Tangible book value per common share - Non-GAAP⁽¹⁾	26.69	26.33	25.84	28.50	28.15

Common shares outstanding at end of period	2,731	2,729	2,721	1,713	1,713
Weighted average common shares outstanding, to calculate basic earnings per share	2,706	2,699	1,977	1,693	1,691
Weighted average common shares outstanding, to calculate diluted earnings per share	2,724	2,716	1,981	1,693	1,691
Profitability ratios
Net interest margin (tax equivalent)	4.01%	4.11%	3.68%	3.39%	3.74%
Efficiency ratio(2)	62.91	65.45	77.84	75.92	72.35
Non-interest income to operating revenue	19.51	17.84	21.65	24.62	25.54
Effective income tax rate	29.96	29.90	15.41	12.82	19.85
Return on average assets	0.94	1.03	0.11	0.45	0.62
Return on average common shareholders’ equity	9.26	10.22	1.18	4.85	6.32

Credit quality ratios
Net charge-offs to average loans receivable, gross	0.19%	-0.01%	0.14%	0.03%	0.09%
Non-performing loans to loans receivable, gross	2.16	2.05	1.46	1.84	1.82
Accruing loans past due 30-89 days to loans receivable, gross	0.41	0.82	0.61	0.28	0.50
Allowance for loan losses to loans receivable, gross	0.74	0.76	0.79	1.15	1.11
Allowance for loan losses to non-performing loans	34.35	37.02	54.18	62.52	60.89
Non-performing assets to total assets	1.74	1.72	1.27	1.40	1.41

Capital ratios
Common shareholders' equity to assets	10.24%	10.08%	10.03%	9.33%	9.49%
Tangible common shareholders' equity to tangible assets - Non-GAAP⁽¹⁾	8.62	8.45	8.37	7.78	7.90
Tier 1 leverage capital	10.42	10.29	12.31	9.85	10.50
Total risk-based capital	14.22	13.65	14.29	16.27	16.11
Common equity tier 1 capital	11.01	10.50	N/A	N/A	N/A

(1) Refer to schedule labeled “Supplemental Information – Non-GAAP Financial Measures.”

(2) Calculated using SNL’s methodology: Noninterest expense before OREO expense, amortization of intangibles, and goodwill impairments as a percent of net interest income (fully taxable equivalent) and noninterest revenues, excluding gains from securities transactions and nonrecurring FHLBB prepayment fees and litigation expenses.

Salisbury Bancorp, Inc. and Subsidiary

SUPPLEMENTAL INFORMATION – Non-GAAP Financial Measures (unaudited)

At or for the quarters ended
(in thousands, except per share amounts and ratios)	Q2 2015	Q1 2015	Q4 2014	Q3 2014	Q2 2014
Shareholders' Equity	$104,104	$103,211	$101,821	$75,516	$75,000
Less: Preferred Stock	(16,000)	(16,000)	(16,000)	(16,000)	(16,000)
Common Shareholders' Equity	88,104	87,211	85,821	59,516	59,000
Less: Goodwill	(12,552)	(12,552)	(12,552)	(9,829)	(9,829)
Less: Intangible assets	(2,657)	(2,821)	(2,990)	(872)	(946)
Tangible Common Shareholders' Equity	$72,895	$71,838	$70,279	$48,815	$48,225
Total Assets	$860,794	$865,037	$855,427	$638,089	$621,476
Less: Goodwill	(12,552)	(12,552)	(12,552)	(9,829)	(9,829)
Less: Intangible assets	(2,657)	(2,821)	(2,990)	(872)	(946)
Tangible Total Assets	$845,585	$849,664	$839,885	$627,388	$610,701
Common Shares outstanding	2,731	2,729	2,721	1,713	1,713

Book value per Common Share – GAAP	$32.26	$31.96	$31.54	$34.74	$34.44
Tangible book value per Common Share - Non-GAAP	26.69	26.33	25.84	28.50	28.15

Common Shareholders’ Equity to Assets – GAAP	10.24%	10.08%	10.03%	9.33%	9.49%
Tangible Common Shareholders’ Equity to Tangible Assets – Non-GAAP	8.62	8.45	8.37	7.78	7.90

Non-interest expense	$6,571	$6,835	$6,852	$5,108	$5,068
Less: Amortization of core deposit intangibles	(164)	(169)	(97)	(75)	(63)
Less: Foreclosed property expense	(131)	(148)	(114)	(1)	(5)
Less: Strategic initiatives	—	—	(1,596)	(197)	(90)
Operating expenses	$6,276	$6,518	$5,045	$4,835	$4,910
Net interest and dividend income, tax equivalent	$8,084	$8,238	$6,038	$5,075	$5,227
Non-interest income	1,900	1,896	1,579	1,553	1,682
Gains on securities, net	(11)	(175)	—	—	—
Operating revenue	$9,973	$9,959	$7,617	$6,628	$6,909
Efficiency Ratio less strategic initiatives	62.91%	65.45%	66.19%	72.94%	71.07%